BlackBerry Announces Finance Leadership Changes

WATERLOO, ONTARIO – July 29, 2024 – BlackBerry Limited (NYSE: BB; TSX: BB) today announced a series of leadership changes designed to streamline its finance organization as it executes on its strategy to establish two distinct divisions (Cybersecurity and IoT).

Tim Foote has been appointed as the Company’s Chief Financial Officer, effective today. Foote will report to BlackBerry CEO, John J. Giamatteo.

Foote joined the Company following BlackBerry’s acquisition of Good Technology in 2015 and brings more than 20 years of experience across a number of senior finance leadership positions. While at BlackBerry, Foote’s roles have included managing the Company’s international finance operations, Vice President of Investor Relations and, most recently, CFO for the Cybersecurity division. Foote holds an MBA from Imperial College Business School, London and is a Chartered Accountant.

Foote will succeed Steve Rai, who has decided to pursue other opportunities outside of the Company. Giamatteo, and the rest of the BlackBerry Board, thank Steve for his contributions to the Company since 2014 and wish him well in his future endeavors. Rai will remain with BlackBerry until September in a consulting role in order to help facilitate a smooth transition.

“We are pleased to appoint Tim as our new CFO,” said Giamatteo. “Tim is a strong, respected and trusted leader within our finance organization, and he brings a wide range of experience from over two decades of senior finance roles in both public and private multinational companies. Tim’s deep knowledge of BlackBerry’s business, strong relationship with the investment community, and demonstrated leadership made him an ideal choice for the task ahead.”

“I am proud to be given the opportunity to lead the BlackBerry finance team at this pivotal time,” said Foote. “BlackBerry has made tremendous progress in establishing two standalone divisions and driving towards profitability, and I’m excited about partnering with the executive team to deliver greater shareholder value.”

Additional Leadership Changes

In addition, BlackBerry has appointed Jay Chai as the Company’s Chief Accounting Officer. Chai has been Vice President and Corporate Controller at BlackBerry since May 2019 and will leverage his deep expertise in financial reporting and operations for this new, expanded role and responsibilities.

Fraser Deziel has been promoted to the role of Corporate Controller. Deziel has been with BlackBerry since November 2009 and was most recently Senior Director of Financial Reporting and Treasury.

About BlackBerry

BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments worldwide. The company’s software powers over 235M vehicles on the road today. Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety, and data privacy and is a leader in the areas of endpoint management, endpoint security, encryption, and embedded systems. BlackBerry’s vision is clear - to secure a connected future you can trust.

BlackBerry. Intelligent Security. Everywhere.

For more information, visit BlackBerry.com and follow @BlackBerry.

Investor Contact:
BlackBerry Investor Relations
+1 (519) 888-7465
investorrelations@blackberry.com

Media Contact:
BlackBerry Media Relations
+1 (519) 597-7273
mediarelations@blackberry.com

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